FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FIRST QUARTER RESULTS

NAPLES, FL. May 4, 2009 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss before dividends on preferred stock for the three months ended March 31, 2009 of $3.5 million compared to a net loss of $1.4 million for the first quarter of 2008. The net loss allocated to common shareholders was $4.2 million or $0.29 per share compared to a net loss of $0.11 for the comparable 2008 quarter. The net loss for the first quarter was primarily due to the higher provision for loan losses of $5.3 million.

TIB Financial reported total assets of $1.84 billion as of March 31, 2009, an increase of 14% from December 31, 2008. Total loans remained flat at $1.22 billion as a $10.2 million decline in indirect auto loans offset increases in our commercial and residential portfolios. Total deposits of $1.44 billion as of March 31, 2009 increased $300.8 million, or 26%, from December 31, 2008 due to the assumption of approximately $317 million of deposits and the operations of nine branches of the former Riverside Bank of the Gulf Coast from the FDIC.

“The assumption of the deposits of the former Riverside Bank of the Gulf Coast presented a highly attractive strategic opportunity that significantly increased our southwest Florida presence, market share and franchise value. The acquisition strengthens our presence in the Naples, Fort Myers and Venice markets and provides a strong entrance into the contiguous Cape Coral community,” said Thomas J. Longe, Chairman, Chief Executive Officer and President. “The Riverside transaction deployed a significant portion of the capital we raised through the issuance of preferred stock to the United States Treasury in December last year. The transaction also generated a substantial increase in liquidity which allowed us to reduce our wholesale funding by $114 million by paying off maturing FHLB borrowings and brokered deposits. Our team is working diligently to deploy this enhanced liquidity in the form of new loans to creditworthy individual and commercial customers in our markets.

“Our markets and communities continue to be adversely impacted by the broad national and local economic contraction, the shockwaves of the real estate market decline and sharply increased unemployment. As a result, segments of our consumer and commercial customers continue to struggle financially. The current economic and operating environment is highly challenging and we continue to work with our customers. We are focused on our new business initiatives and strategic plan, improvement of operating performance and resolving our nonperforming assets. Our private banking, wealth management and investment advisory service lines continue to grow private banking deposits and assets under management and have begun to exercise our newly granted authority to provide trust services,” continued Longe.

Riverside transaction
We assumed $317 million of deposits, which included $21 million of out of market internet originated CDs, which we repriced and do not expect to retain. At March 31, 2009 we have retained $288 million of deposits excluding these CDs, or 97%, and the mix of deposits was as follows (in millions):

Noninterest Bearing Deposits	$39.2
NOW	25.0
Money Market	97.5
Savings	7.5
CDs	119.0

  We have begun the process of converting the former Riverside customers and deposits to our information systems, which we expect will be completed by the end of the second quarter.

Significant other developments are outlined below.

•
Under challenging and declining investment markets, Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships increasing the market value of assets under management to $99 million as of quarter end while TIB private bankers developed new deposit relationships during the quarter of $14 million.

•
Our indirect auto loan portfolio declined $10.2 million during the quarter to $71.9 million, or 6% of total loans. Non-performing loans in this business segment decreased to $1.7 million in comparison to $1.9 million at December 31, 2008 and charge-offs during the quarter declined to $2.2 million compared to $2.3 million in the fourth quarter. Unsold repossessed vehicles declined to $407,000 from $601,000 at year end. Additionally, delinquency of indirect auto loans declined to 7% at quarter end down from 9% at year end.

•
The net interest margin declined to 2.65% during the quarter in comparison to the 2.85% in the fourth quarter of 2008 due primarily to the impact of the acquisition of the Riverside deposits.  Initially, approximately $280 million of cash was received in the transaction which was temporarily invested in short-term and cash equivalent investments. $114 million was later utilized in March to pay down maturing wholesale funding and approximately $160 million was invested in higher yielding investment securities. Only $1 million of loans were acquired in the initial transaction. The impact of nonaccrual loans reduced the margin by approximately 15 basis points.

Credit Quality
Total nonaccrual loans increased $5.9 million during the quarter to $45.6 million. Excluding indirect and consumer loans, approximately $8.9 million of loans were placed on nonaccrual during the quarter. Partially offsetting this increase were $512,000 of net principal paid down, $1.4 million of loans charged off and $928,000 of loans foreclosed.

Of the loans placed on nonaccrual during the quarter, $4.8 million related to one commercial land development loan which we currently have reviewed and determined that no specific reserve is necessary at this time. The balance of the loans placed on nonaccrual are comprised of seventeen smaller commercial loans, commercial real estate and residential loans.

In response to the increase in non-performing loans and further contraction of economic activity in local markets and increased net charge–offs, the first quarter results include a provision for loan losses of $5.3 million. The provision reflects net charge-offs of $3.6 million and an increase in the reserve for loan losses of $1.7 million, to $25.5 million, or 2.09% of loans at March 31, 2009.

Detailed Financial Discussion
The higher net loss for the first quarter of 2009 compared to the net loss for the first quarter of 2008 was due to the increased provision for loan losses, higher non-interest expenses and a lower net interest margin, net interest income and non-interest income. TIB Financial’s results of operations during 2009 include the operations of nine former branches of Riverside Bank of the Gulf Coast subsequent to their assumption on February 13, 2009.

Our provision for loan losses of $5.3 million reflects net charge-offs of $3.6 million and an increase in the allowance for loan losses of $1.7 million. As of March 31, 2009, non-performing loans were $45.6 million or 3.74% of loans, an increase from the $39.8 million and 3.25% of loans as of December 31, 2008.

The allowance for loan losses increased to $25.5 million, comprising 2.09% of total loans, resulting from our provision for loan losses exceeding net charge-offs for the quarter by 47%. Net charge-offs during the quarter decreased to 1.19% of average loans on an annualized basis compared to 3.02% for the prior quarter, due primarily to the fourth quarter charge-downs of non-performing loans.

The tax equivalent net interest margin of 2.65% for the three months ended March 31, 2009 decreased in comparison with the 2.85% net interest margin reported during the fourth quarter of 2008. The decline is primarily due to the impact of the acquisition of the deposits and operations of nine former Riverside Bank of the Gulf Coast branches and associated assets combined with a higher level of non-performing loans during the first quarter. Upon closing of the transaction, execution of our investment plan included purchasing intermediate maturity investment securities and maintaining a significant balance of lower yielding money market and cash equivalent securities to reduce wholesale funding. The intermediate term investments are intended to maintain available liquidity to redeploy as loans to local consumers and businesses. The maintenance of this higher level of lower yielding short-term liquid assets and intermediate investment securities has reduced the net interest margin. We estimate that the assumption of the Riverside deposits and the initial investment of the significant cash proceeds generated no net interest income during the first quarter because the interest cost of the deposits exceeded the yield of the initial investments made. As a result of our repricing of a portion of the assumed deposits, the $114 million reduction of wholesale funding in March and the income from our investment strategy, we estimate that net interest income will be generated from the Riverside transaction beginning in the second quarter.

Excluding net gains on investment securities, non-interest income was $1.8 million in the first quarter of 2009 compared to $1.6 million in the first quarter last year. The increase is due primarily to higher deposit service charges and investment advisory fees, partially offset by lower fees due to lower sales of residential loans in the secondary market. The former Riverside operations contributed approximately $353,000 of non-interest income during the period.

During the first quarter of 2009, non-interest expense rose 3% to $13.4 million compared to $13.0 million for the first quarter of 2008. Total non-interest expense associated with the former Riverside operations amounted to approximately $900,000. The first quarter 2009 non-interest expense includes an increase of $1.3 million in salaries and employee benefits over the first quarter of 2008. This increase includes approximately $316,000 in salaries and employee benefits expenses associated with new employees hired in connection with the Riverside transaction and approximately $674,000 in unrelated severance. The results for the quarter also include $320,000 of OREO related expenses; comparable to the $306,000 incurred during the first quarter of 2008. Other expense in the first quarter of 2008 included $1.2 million in write-downs of repossessed vehicles and related assets attributable to our indirect lending operations and its restructuring.

 During the first quarter of 2009, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on April 10, 2009 to all TIB Financial Corp. common shareholders of record as of March 31, 2009.  The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.8 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $99 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Interest and dividend income	$20,822	$21,223	$22,242	$21,777	$22,922
Interest expense	10,065	10,504	10,566	10,368	12,066
NET INTEREST INCOME	10,757	10,719	11,676	11,409	10,856

Provision for loan losses	5,309	15,101	4,768	5,716	2,654

NON-INTEREST INCOME:
Service charges on deposit accounts	966	750	747	719	722
Fees on mortgage loans sold	115	154	176	213	232
Investment securities gain (loss), net	596	(4,221)	(126)	(1,912)	910
Investment advisory fees	193	141	153	136	125
Other income	509	421	497	475	472
Total non-interest income	2,379	(2,755)	1,447	(369)	2,461

NON-INTEREST EXPENSE:
Salaries & employee benefits	7,380	6,078	6,045	6,358	6,053
Net occupancy expense	2,152	2,168	2,171	2,186	2,014
Other expense	3,835	5,866	3,770	3,320	4,959
Total non-interest expense	13,367	14,112	11,986	11,864	13,026

Loss before income taxes	(5,540)	(21,249)	(3,631)	(6,540)	(2,363)
Income tax benefit	(2,082)	(7,994)	(1,435)	(2,506)	(918)
NET LOSS	$(3,458)	$(13,255)	$(2,196)	$(4,034)	$(1,445)
Income earned by preferred shareholders	708	165	-	-	-
Net loss allocated to common shareholders	$(4,166)	$(13,420)	$(2,196)	$(4,034)	$(1,445)

NET LOSS PER COMMON SHARE:	$(0.29)	$(0.93)	$(0.15)	$(0.28)	$(0.11)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2009		December 31, 2008		September 30, 2008		June 30, 2008		March 31, 2008
Real estate mortgage loans:
Commercial	$666,780		$658,516		$666,263		$646,223		$624,557
Residential	213,037		205,062		191,132		173,729		128,191
Farmland	13,438		13,441		13,541		13,655		11,284
Construction and vacant land	142,175		147,309		155,465		156,706		159,377
Commercial and agricultural loans	65,723		71,352		65,987		67,234		70,170
Indirect auto loans	71,868		82,028		91,639		99,208		112,163
Home equity loans	34,325		34,062		30,141		27,535		22,619
Other consumer loans	11,245		11,549		11,291		12,597		10,121
Total loans	$1,218,591		$1,223,319		$1,225,459		$1,196,887		$1,138,482

Gross loans	$1,220,073		$1,224,975		$1,227,181		$1,198,526		$1,139,993

Net loan charge-offs	$3,604		$9,353		$3,360		$4,945		$1,771
Allowance for loan losses	$25,488		$23,783		$18,035		$16,627		$15,856
Allowance for loan losses/total loans	2.09%		1.94%		1.47%		1.39%		1.39%
Non-performing loans	$45,647		$39,776		$26,985		$22,601		$26,870
Allowance for loan losses/non-performing loans	56%		60%		67%		74%		59%
Non performing loans/gross loans	3.74%		3.25%		2.20%		1.89%		2.36%
Annualized net charge-offs/average loans	1.19%		3.02%		1.10%		1.70%		0.63%

Total interest-earning assets	$1,731,271		$1,512,909		$1,466,454		$1,474,946		$1,410,981
Other real estate owned	$5,032		$4,323		$4,648		$5,037		$4,495
Other repossessed assets	$407		$601		$635		$2,706		$1,964
Goodwill and intangibles, net of accumulated amortization	$14,225		$8,170		$8,305		$8,463		$8,594

Interest-bearing deposits:
NOW accounts	$174,524		$142,291		$148,362		$185,770		$180,610
Money market	204,974		102,486		130,910		162,943		180,207
Savings deposits	114,806		73,832		48,505		51,864		51,860
Time deposits	759,061		688,675		649,902		579,403		544,428
Non-interest bearing deposits	183,095		128,384		135,518		158,210		163,846
Total deposits	$1,436,460		$1,135,668		$1,113,197		$1,138,190		$1,120,951

Tax equivalent net interest margin	2.65%		2.85%		3.18%		3.25%		3.13%
Loss allocated to common shareholders / average assets	(0.95	) %	(3.35	) %	(0.56	) %	(1.07	) %	(0.39	) %
Loss on average equity	(11.56	) %	(48.77	) %	(8.77	) %	(15.77	) %	(5.83	) %
Non-interest expense/tax equivalent net interest income and non-interest income	101.47%		176.36%		91.08%		107.05%		97.46%

Average shares outstanding	14,509,694		14,502,330		14,495,835		14,486,321		13,548,402
End of quarter shares outstanding	14,602,069		14,602,069		14,597,734		14,597,734		14,570,761
Total equity	$117,852		$121,114		$97,680		$99,149		$103,443
Book value per common share	$5.80		$6.04		$6.69		$6.79		$7.10

Tier 1 capital to average assets	6.9%		8.9%		7.6%		8.0%		8.5%
Tier 1 capital to risk weighted assets	9.1%		11.3%		9.4%		9.6%		10.5%
Total capital to risk weighted assets	10.4%		12.6%		10.7%		10.9%		11.7%

Total assets	$1,836,526		$1,610,114		$1,563,466		$1,578,821		$1,512,637

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended March 31, 2009			Quarter Ended December 31, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,223,542	$17,840	5.91%	$1,230,518	$18,730	6.06%
Investments	287,829	2,913	4.10%	211,381	2,422	4.56%
Money Market Mutual Funds	84,409	103	0.49%	-	-	-
Interest bearing deposits	38,393	20	0.21%	35,558	53	0.60%
Federal Home Loan Bank stock	11,728	(19)	-0.67%	11,925	20	0.66%
Fed funds sold and securities purchased under agreements to resell	7,564	3	0.16%	13,020	36	1.10%
Total interest earning assets	1,653,465	20,860	5.12%	1,502,402	21,261	5.63%
Non-interest earning assets	116,198			93,478
Total assets	$1,769,663			$1,595,880

Interest bearing liabilities:
NOW	$167,889	$329	0.79%	$138,488	$331	0.95%
Money market	155,485	661	1.72%	112,047	521	1.85%
Savings	91,984	408	1.80%	60,831	233	1.52%
Time	746,393	6,501	3.53%	686,324	6,719	3.89%
Total interest-bearing deposits	1,161,751	7,899	2.76%	997,690	7,804	3.11%
Short-term borrowings and FHLB advances	252,160	1,430	2.30%	280,059	1,788	2.54%
Long-term borrowings	63,000	736	4.74%	63,000	912	5.76%
Total interest bearing liabilities	1,476,911	10,065	2.76%	1,340,749	10,504	3.12%

Non-interest bearing deposits	155,839			130,049
Other liabilities	15,596			16,967
Shareholders’ equity	121,317			108,115
Total liabilities and shareholders’ equity	$1,769,663			$1,595,880

Net interest income and spread		$10,795	2.36%		$10,757	2.51%

Net interest margin			2.65%			2.85%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Nonaccrual loans are as follows:

	As of March 31, 2009		As of December 31, 2008
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	15	$3,815	18	$4,014
Commercial 1-4 family investment	10	7,892	9	7,943
Commercial and agricultural	8	659	2	64
Commercial real estate	20	13,719	18	13,133
Commercial land development	6	17,707	5	12,584
Government guaranteed loans	3	143	3	143
Indirect auto, auto and consumer loans	162	1,712	155	1,895
Total		$45,647		$39,776

Impaired loans are as follows:

	March 31, 2009	December 31, 2008
Loans with no allocated allowance for loan losses	$27,289	$8,344
Loans with allocated allowance for loan losses	60,783	53,765
Total	$88,072	$62,109

Amount of the allowance for loan losses allocated	$7,947	$6,116

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)
Nonaccrual loans at December 31, 2008	$37,881
Net principal paid down on nonaccrual loans	(512)
Charge-offs	(1,391)
Loans foreclosed	(928)
Loans placed on nonaccrual	8,885
Nonaccrual loans March 31, 2009	$43,935

OREO Activity
OREO as of December 31, 2008	$4,323
Real estate acquired	928
Write-down of value	(111)
Property sold	(108)
OREO as of March 31, 2009	$5,032